EXHIBIT 99


                         1997 CIRCUIT CITY STORES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                           FOR CARMAX GROUP EMPLOYEES
                          AS ADOPTED FEBRUARY 20, 1997


         The 1997 Circuit City Stores, Inc. Employee Stock Purchase Plan for CarMax Group Employees (the "CarMax Plan") provides eligible employees of CarMax, Inc., a Virginia corporation (the "Company"), and its Subsidiaries an opportunity to purchase Circuit City Stores, Inc. -- CarMax Group Common Stock as designated in the Amended and Restated Articles of Incorporation of Circuit City Stores, Inc. ("CarMax Group Stock") through payroll deductions at prices below the market.

         1. Amount of Stock Subject to the CarMax Plan. The total number of shares of CarMax Group Stock which may be purchased under the CarMax Plan shall be 500,000, subject to adjustment as provided in Section 11 below. Such shares may be newly issued shares that have been authorized but not yet issued or may be shares purchased for the CarMax Plan on the open market.

         2. Eligible Employees. All present and future employees of CarMax, Inc. and its Subsidiaries (as defined below and whether now existing or hereafter created or acquired) are eligible to participate in the CarMax Plan, except (i) employees who have completed less than one year of Eligibility Service (defined below), (ii) employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to securities of Circuit City Stores, Inc., or (iii) employees who are officers of the Company or its Subsidiaries. Independent contractors of the Company or its subsidiaries are not eligible to participate in the CarMax Plan. Whether an individual is eligible to participate in the CarMax Plan shall be determined as of the first day of the first payroll period for which payroll deductions are to be made.

         For purposes of the CarMax Plan, "Subsidiary" is any business entity (including, but not limited to, a corporation, partnership, or limited liability company) of which the Company (the "Parent") directly or indirectly owns one hundred percent (100%) of the voting interest of the entity unless the Compensation and Personnel Committee of the Board of Directors of Circuit City Stores, Inc. (the "Committee") determines that the entity should not be considered a Subsidiary for purposes of the CarMax Plan. If the Parent owns less than one hundred percent (100%) of the voting interest of the entity, the entity will be considered a Subsidiary for purposes of the CarMax Plan only if the Committee determines that the entity should be so considered.

         For purposes of the CarMax Plan, "Eligibility Service" means continuous employment with the Company or any of its Subsidiaries or with Circuit City Stores, Inc. or any of its subsidiaries, (the "Circuit City Group Companies"), as a regular employee. Determinations whether an employee is a regular employee and whether an employee has completed one year of Eligibility Service may be made from time to time by the Committee, but shall in each instance be uniform in nature and applicable to all persons similarly situated.

         3. Administration of the CarMax Plan. The CarMax Plan shall be administered by the Committee. The Committee shall have all powers necessary to administer the CarMax Plan, including the power to construe and interpret the CarMax Plan's documents; to decide all questions relating to an employee's employment status and eligibility to participate in the CarMax Plan; to make adjustments to the limitations on payroll deductions set forth in Section 5 below; to employ such other persons as are necessary for the proper administration of the CarMax Plan; and to make all other determinations necessary or advisable in administering the CarMax Plan. Any construction, interpretation, or application of the CarMax Plan by the Committee shall be final, conclusive and binding.

         The Committee shall appoint an officer or other employee of Circuit City or one of its subsidiaries to serve as the CarMax Plan Administrator. The CarMax Plan Administrator shall be responsible for the general administration of the CarMax Plan and such other matters as the Committee deems necessary for the efficient and proper administration of the CarMax Plan.

         4. Participation in the CarMax Plan. An eligible employee may commence or recommence (subject to the provisions of Section 12 below), participation in the CarMax Plan effective on any March 1, June 1, September 1, or December 1 ("Enrollment Dates") by completing and delivering to the persons designated by the CarMax Plan Administrator, a form prescribed by the Plan Administrator (the "Authorization Form"). There will be a special Enrollment Date of April 1, 1997 (the "Special Enrollment Date") for employees of the Company and its Subsidiaries who were participants in the Circuit City Stores, Inc. Employee Stock Purchase Plan (the "Circuit City Plan") as of March 31, 1997 and otherwise meet the eligibility requirements of the CarMax Plan. Thereafter, an employee who was a participating employee in the Circuit City Plan immediately prior to being transferred to employment with a CarMax Group Company (a "Transferred Employee") may begin participation in the CarMax Plan as soon as administratively practicable after the receipt by the designated persons of the employee's Authorization Form.

         An employee seeking to participate in the CarMax Plan must deliver an Authorization Form to the persons designated by the Plan Administrator so that, in the case of employees who are not Transferred Employees, it is received at least 10 days before the desired Enrollment Date; provided, however, that Authorization Forms for the Special Enrollment Date must be received by the designated persons by March 25, 1997. Transferred Employees may deliver an Authorization Form at any time. The Authorization Form shall authorize payroll deductions from the employee's Compensation.

         For purposes of the CarMax Plan, "Compensation" means all compensation and commissions (estimated as deemed necessary by the Committee) before any deductions or withholding and including overtime and bonuses, but exclusive of all amounts paid as reimbursements of expenses including those paid as part of commissions. Eligible employees who participate in the CarMax Plan are referred to herein as "Participating Employees".

         5. Payroll Deductions, Limitations, and Participating Employee Accounts. A payroll deduction shall be made as a percentage of Compensation payable to each Participating Employee for each payroll period as specified in the Participating Employee's Authorization Form. Payroll deductions for each payroll period shall not be less than 2% nor more than 10% of Compensation for such payroll period. Payroll deduction specifications may be made in 1/2% increments.

         All payroll deductions shall be credited to an account that a custodian appointed by the Committee (the "Custodian") shall establish in the name of each Participating Employee (the "Payroll Deduction Account").

         The maximum amount that may be deducted for each Participating Employee in any one calendar year is $7,500. When a Participating Employee's aggregate payroll deductions for the calendar year total $7,500, the Participating Employee's purchases of CarMax Group Stock and payroll deductions under the CarMax Plan shall be suspended for the remainder of the calendar year. However, the Participating Employee shall continue to be a participant under the CarMax Plan unless he or she terminates participation, and the employee's purchases of CarMax Group Stock and payroll deductions will be resumed for the first payroll period of the next calendar year. For purposes of this Section, "aggregate payroll deductions" refers to the cumulative year to date deductions made for the employee under the CarMax Plan and the Circuit City Plan.

         6. Changes in Payroll Deductions. A Participating Employee may change the percentage of his or her payroll deductions, subject to the minimums and maximum set forth above, effective on any March 1, June 1, September 1 or December 1, by delivering to the designated persons a new Authorization Form so that it is received at least 10 days before the effective date of change.

         7. Purchase Price. The purchase price ("Purchase Price") for each share of CarMax Group Stock, including shares, if any, purchased by dividend reinvestment, shall be the fair market value of such share on the Purchase Date, less a discount not to exceed fifteen percent (15%). Such discount is to be determined from time to time by the Circuit City Board of Directors.

         8. Method of Purchase and Purchase Accounts. The last business day of each month shall be a Purchase Date. The first Purchase Date will be (i) April 30, 1997 or (ii) if the CarMax Plan becomes effective after April 1997, the last business day of the first month in which the CarMax Plan becomes effective. On each Purchase Date, the funds in each Participating Employee's Payroll Deduction Account shall be applied to the purchase from Circuit City of the number of whole shares and fractional interests in shares of CarMax Group Stock as such funds can purchase at the Purchase Price on that Purchase Date, unless Circuit City notifies the Custodian before the Purchase Date that a portion (or, during the 180 days period following February 4, 1997, all) of the shares required shall be obtained on the open market. In the latter event, the Custodian shall apply such portion as Circuit City shall direct of the funds in the Payroll Deduction Accounts to the purchase of whole shares of CarMax Group Stock on the open market and shall deliver the remaining funds, if any, to Circuit City. At the same time, Circuit City shall issue to the Custodian for the benefit of the Participating Employees a sufficient number of shares of CarMax Group Stock so that the total number of whole shares and fractional interests in shares acquired by the Participating Employees as of such Purchase Date shall be the same as would have been acquired if all such shares had been acquired from Circuit City. Alternatively, during the 180 days period when all of the shares of CarMax Group Stock are being acquired on the open market, the Company shall provide the Custodian with sufficient sums in addition to the funds in the Payroll Deduction Accounts so that all of the shares acquired as of such Purchase Date may be purchased on the open market. The Company shall also reimburse the Custodian for any expenses incurred by it in effecting the open market purchases and shall pay to Circuit City an amount equal to the difference between the fair market value on the Purchase Date of any shares of CarMax Group Stock issued by Circuit City to the Custodian and the amounts, if any, remitted by the Custodian to Circuit City from the Payroll Deduction Accounts. The shares and fractional interests in shares of CarMax Group Stock acquired under the CarMax Plan shall be credited to a Purchase Account maintained by the Custodian for each Participating Employee.

         Dividends, if any, paid with respect to the CarMax Group Stock held in the Purchase Accounts shall be automatically reinvested in CarMax Group Stock under the CarMax Plan. The reinvestment shall be effected through the crediting of such dividends to the Participating Employees' Payroll Deduction Accounts on the date such dividends are received by the Custodian. All funds in the Payroll Deduction Account (from payroll deductions and dividends, if any) shall be applied to the purchase of shares of CarMax Group Stock on the next Purchase Date.

         9. Rights as a Shareholder. Participating Employees shall have all the rights of shareholders with respect to shares of CarMax Group Stock acquired under CarMax Plan, including the right to vote such shares through the Custodian and receive annual reports, proxy statements and other documents sent to shareholders of CarMax Group Stock generally; provided, however, that so long as such shares are held for a Participating Employee by the Custodian, if a Participating Employee fails to respond to a request for instructions with respect to voting so that his or her response is not received by the Custodian prior to the close of business on the second business day preceding the deadline for the taking of action with respect to the shares (whether such action be the voting of such shares, the tendering of such shares in response to a tender offer or exchange offer or any other action), the Custodian shall take such action with respect to the shares held for the Participating Employee on such person's behalf in accordance with the recommendation of the Company's management. By written notification received by the Custodian on or before an Enrollment Date, a Participating Employee shall have the right, as of such Enrollment Date:

         10. to obtain a certificate for the whole shares of CarMax Group Stock credited to the Participating Employee's Purchase Account; or

         11. to direct that any whole shares in the Purchase Account be sold, and that the proceeds, less selling expenses, be remitted to the Participating Employee.

         12. Rights Not Transferable. Rights under the CarMax Plan are not transferable by a Participating Employee.

         13. Certain Adjustments in the Case of Stock Dividends or Splits. The Committee shall make appropriate adjustments in the number of shares of CarMax Group Stock which may be purchased under the CarMax Plan if there are changes in the CarMax Group Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, merger or consolidation.

         14. Termination of Participation in the CarMax Plan. A Participating Employee may at any time and for any reason terminate participation in the CarMax Plan by written notification of withdrawal delivered to the persons designated by the CarMax Plan Administrator.

         With the exception described below in the next to last paragraph of this Section, an employee's participation in the CarMax Plan shall also terminate upon the employee's ceasing to be employed by the Company or a Subsidiary, whether by reason of death or otherwise, or upon the employee's otherwise ceasing to meet the eligibility requirements set forth in Section 2 above or becoming an independent contractor of the Company.

         With respect to each terminated participant, (i) payroll deductions shall cease as of the first day of the next payroll period after receipt by the designated persons of notification of withdrawal or other termination of participation, whichever is applicable, and (ii) no purchases shall be made after the Purchase Date for the calendar month in which the last payroll deduction is made. A terminated participant shall elect:

         15. to obtain a certificate for the whole shares of CarMax Group Stock credited to his or her Purchase Account; or

         16. to direct that the Custodian sell the whole shares of CarMax Group Stock credited to his or her Purchase Account, and that the proceeds, less selling expenses, be remitted to him or her.

         In either event, the terminated participant shall receive a cash payment for any fractional interests in a share of CarMax Group Stock credited to such terminated participant's Purchase Account. Such cash payment shall be based on the market value of the CarMax Group Stock on the next date whole shares are sold for Participating Employees after the terminated participant elects whether to obtain a certificate for or to direct the sale of his or her whole shares. If the terminated participant fails to make an election within 60 days following termination or otherwise becoming ineligible to participate in the CarMax Plan, he or she shall be deemed to have elected to obtain certificates for the whole shares in his or her Purchase Account. In the event a Participating Employee's participation in the CarMax Plan is terminated by death, delivery of any certificate and monies under this Section shall be made to the employee's beneficiary as designated on a form prescribed by the Plan Administrator. Any beneficiary so designated shall be bound by the terms of the CarMax Plan. If no beneficiary has been designated, such delivery shall be made to the legal representative of the deceased employee's estate.

         The foregoing provisions of this Section notwithstanding, if an employee's termination results from the employee's transfer to employment with a Circuit City Group Company, such a former employee may maintain his or her Purchase Account (in which case dividends, if any, on the CarMax Group Stock shall continue to be reinvested through such Purchase Account as for other Participating Employees), but the former employee shall not be entitled to contribute additional payroll deductions under the CarMax Plan. Provided, however, if such former employee's Purchase Account contains less than five whole shares of CarMax Group Stock, the CarMax Plan Administrator, in his or her discretion, may determine to close such individual's Purchase Account and, in such event the former employee involved shall then have the same election alternatives as set forth in the third and fourth paragraphs of this Section for other employees whose participation in the CarMax Plan is terminated. Once an individual is no longer employed with the Company or any of its Subsidiaries, or the Circuit City Group Companies, the individual is not permitted to maintain a Purchase Account in the CarMax Plan and shall have the election alternatives set forth in the third and fourth paragraphs of this Section.

         An employee who has withdrawn from the CarMax Plan or whose participation in the CarMax Plan has otherwise terminated may not recommence participation in the CarMax Plan during the 12-month period next following the effective date of such withdrawal or termination; provided, however, that this provision shall not apply to an individual whose participation in the CarMax Plan has terminated due to his or her transfer to employment with a Circuit City Group Company and who subsequently is transferred back to employment with the Company or a Subsidiary and is otherwise eligible to participate in the CarMax Plan. Such employees may recommence participation in the CarMax Plan as soon as practicable after their new Authorization Form is received by the designated persons.

         17. Amendment of the CarMax Plan. The Circuit City Board of Directors may, at any time, or from time to time, amend the CarMax Plan in any respect.

         18. Termination of the CarMax Plan. The CarMax Plan and all rights of employees hereunder shall terminate:

         19. on the Purchase Date that Participating Employees become entitled to purchase a number of shares of CarMax Group Stock greater than the number of shares remaining unpurchased out of the total number of shares which may be purchased under the CarMax Plan; or

         20. at any earlier date at the discretion of the Circuit City Board of Directors.

         In the event that the CarMax Plan terminates under circumstances described in (a) above, the CarMax Group Stock remaining unpurchased as of the termination date shall be allocated to Participating Employees for purchase on a pro rata basis.

         21. Effective Date of the CarMax Plan. The CarMax Plan shall become effective on the date of its approval by the Circuit City Board of Directors or as soon thereafter as (a) a Registration Statement under the Securities Act of 1933, as amended, covering the shares to be issued under the CarMax Plan has become effective, and (b) the shares issuable pursuant to the CarMax Plan have been listed, upon official notice of issuance, on the New York Stock Exchange.

         22. Government and Other Regulations. The CarMax Plan, and the rights to purchase CarMax Group Stock hereunder, and Circuit City's obligation to sell and deliver CarMax Group Stock hereunder shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company and Circuit City, be required.

         23. Indemnification of Committee. Service on the Committee shall constitute service as a director of Circuit City so that members of the Committee shall be entitled to indemnification and reimbursement as directors of Circuit City pursuant to its Articles of Incorporation and Bylaws.